Exhibit 3.1

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

Rigel Resource Acquisition Corp (ROC #373971) (the “Company”)

TAKE NOTICE that by minutes of the extraordinary general meeting of the Company dated 7 August 2023, the following special resolutions were passed:

Proposal No. 1

“RESOLVED, as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a) amending Article 49.7 by deleting the words:

“In the event that the Company does not consummate a Business Combination within 18 months from the consummation of the IPO (or up to 24 months if such date is extended as described in the prospectus relating to the IPO), or such later time as the Members may approve in accordance with the Articles, the Company shall:”; and

replacing them with the words:

“In the event that the Company does not consummate a Business Combination by August 9, 2024, or such later time as the Members may approve in accordance with the Articles, the Company shall:”; and

(b) amending Article 49.8(a) by deleting the words:

“within 18 months from the consummation of the IPO (or up to 24 months if such date is extended as described in the prospectus relating to the IPO)”; and

replacing them with the words:

“by August 9, 2024”.”

Proposal No. 2

“RESOLVED, as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a) amending Article 49.2(b) by deleting the words:

“provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases”;

(b) amending Article 49.4 by deleting the words:

“provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 following the redemptions described below, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination”;

(c) amending Article 49.5 by deleting the words:

“The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).”; and

(d) amending Article 49.8 by deleting the words:

“The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.”.”

/s/ Alec Pultr
Alec Pultr
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited

Dated this 8th day of August 2023.